Exhibit 23


                      Independent Auditors' Consent



The Board of Directors
International Multifoods Corporation


We consent to incorporation by reference in Registration Statement No. 333-34173 on Form S-8 of International Multifoods Corporation of our report dated May 12, 1999, relating to the statements of financial condition of the Stock Purchase Plan of Robin Hood Multifoods Inc. as of February 28, 1999 and 1998, and the related statements of income and changes in plan equity for each of the years in the three-year period ended February 28, 1999, which report appears in the February 28, 1999 Annual Report on Form 11-K of International Multifoods Corporation.








/s/ KPMG Peat Marwick LLP
Minneapolis, Minnesota
May 28, 1999